UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2012

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South 5th Street, Richmond, Virginia 23219-0501

(Address of principal executive offices)

(804) 444-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012, the Board of Directors (“Board”) of MeadWestvaco Corporation (the “Company”) elected Gracia C. Martore as Director of the Company. Ms. Martore was appointed to serve on the Board’s Audit Committee and Finance Committee. Ms. Martore is President and Chief Executive Officer of Gannett Co., Inc., a leading media and marketing solutions company with a diverse portfolio of broadcast, digital, mobile and publishing companies. She has served in a variety of executive management roles at Gannett since joining the company in 1985. Previously, Ms. Martore worked for twelve years in the banking industry.

Ms. Martore currently serves on the Board of Directors of Gannett Co., Inc. and Factory Mutual Insurance Company. She also serves on the Advisory Board of Florence Crittendon. Ms. Martore is a graduate of Wellesley College.

Ms. Martore will receive compensation consistent with the terms of the Company’s Compensation Plan for Non-Employee Directors. Such compensation includes a pro-rata amount of: (1) an annual cash retainer, (2) an annual grant of stock units which is distributed in the form of the Company’s common stock upon termination of a director’s board membership, and (3) an annual cash retainer for service on the Audit Committee.

A copy of the Company’s press release announcing the election of Ms. Martore to the Board is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated February 27, 2012 announcing the election of Ms. Martore to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

	By:	/s/ John J. Carrara
Date: February 28, 2012		John J. Carrara
Assistant Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press release dated February 27, 2012 announcing the election of Ms. Martore to the Board.